Exhibit 11
                               Earnings per Share

Basic and diluted earnings per common share were computed as follows:
(In thousands, except per share data)


                                                              Three Months Ended
                                                                 December 31,
                                                               2001       2000
Basic earnings per common share:                              ------     ------
Net income                                                    $  193     $  153
Weighted average common shares outstanding                     2,185      2,201
Basic earnings per common share                               $ 0.09     $ 0.07

Diluted earnings per common share:
Net income                                                    $  193     $  153
Weighted average common shares outstanding                     2,185      2,201
Additional potentially dilutive securities
  (equivalent in common stock)
      Common Stock options                                        25          5
                                                              ------     ------

Diluted weighted average common shares outstanding             2,210      2,206

Diluted earnings per common share                             $ 0.09     $ 0.07


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